EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Trisha Tuntland
                          Investor Relations Manager
                          Cabot Microelectronics Corporation
                          (630) 499-2600

CABOT MICROELECTRONICS CORPORATION TO PARTICIPATE IN
D.A. DAVIDSON THIRD ANNUAL TECHNOLOGY INVESTOR FORUM

AURORA, Illinois – May 24, 2011 – Cabot Microelectronics Corporation (NASDAQ: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today announced that it is scheduled to participate in the D.A. Davidson Third Annual Technology Investor Forum in New York on June 1, 2011.  For more information, or to arrange a meeting with management, please contact your D.A. Davidson representative, or Trisha Tuntland of Cabot Microelectronics at investor_relations@cabotcmp.com.

Related investor materials are available on the company’s website at www.cabotcmp.com or by clicking here.
http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9OTUyOTN8Q2hbpGRJRD0tMXxUeXBIPTM=&t=1

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology. Since becoming an independent public company in 2000, the company has grown to approximately 975 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Investor Relations Manager at 630-499-2600.